                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                         Home Loan Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    437183106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 25, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ x ]   Rule 13d-1(b)
         [   ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
CUSIP No. 437183 10 6                                     13G
          ---------------

----------------------------------------

-----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Home Loan Financial Corporation Employee Stock Ownership Plan

-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                   (a) [ ]

                                                                                                   (b) [X]

-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Ohio

-----------------------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-

        NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH
        REPORTING          --------------------------------------------------------------------------------------------
         PERSON               7     SOLE DISPOSITIVE POWER
          WITH
                                    -0-

                           --------------------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    260,391

-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           260,391

-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.42%

-----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           EP

-----------------------------------------------------------------------------------------------------------------------

----------------------------------------
CUSIP No. 437183 10 6                                     13G
          ---------------

----------------------------------------

-----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Bankers Trust Services, Inc.

-----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                   (a) [ ]

                                                                                                   (b) [X]

-----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois

-----------------------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    72,811

        NUMBER OF          --------------------------------------------------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH
        REPORTING          --------------------------------------------------------------------------------------------
         PERSON               7     SOLE DISPOSITIVE POWER
          WITH
                                    -0-

                           --------------------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    260,391

-----------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           260,391

-----------------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.42%

-----------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK

-----------------------------------------------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  Home Loan Financial Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  401 Main Street
                  Coshocton, OH  43812

Item 2(a).        Name of Persons Filing:

                  Home Loan Financial Corporation Employee Stock Ownership Plan

                  First Bankers Trust Services, Inc.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Home Loan Financial Corporation Employee Stock Ownership Plan First Bankers Trust Services, Inc., Trustee
                  2321 Kochs Lane
                  Quincy, IL  62301

                  First Bankers Trust Services, Inc., Trustee
                  2321 Kochs Lane
                  Quincy, IL  62301

Item 2(c).        Citizenship:

                  Home Loan Financial Corporation Employee Stock Ownership Plan
                           Organized in Ohio

                  First Bankers Trust Services, Inc.
                           Organized under the laws of Illinois

Item 2(d).        Title and Class of Securities:

                  Common shares, without par value

Item 2(e).        CUSIP Number:

                  437183 10 6

Item 3.

                           If this statement is filed pursuant to Rules
                           13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           (a)  [   ]  Broker or Dealer registered under Section
                                       15 of the Act (15 U.S.C. 78o).

                           (b)  [ x ]  Bank as defined in section 3(a)(6) of the
                                       Act (15 U.S.C. 78c).

                           (c)  [   ]  Insurance Company as defined in section
                                       3(a)(19) of the Act (15 U.S.C. 78c).

                           (d)  [   ]  Investment Company registered under
                                       section 8 of the Investment Company Act
                                       of 1940 (15 U.S.C. 80a-8).

                           (e)  [   ]  An investment adviser in accordance with
                                       Section 240.13d-1(b)(1)(ii)(E).

                           (f)  [ x ]  An employee benefit plan or endowment
                                       fund in accordance with Section
                                       240.13d-1(b)(1)(ii)(F).

                           (g)  [   ]  A parent holding company or control
                                       person in accordance with Section
                                       240.13d-1(b)(1)(ii)(G).

                           (h)  [   ]  A savings association as defined in
                                       Section 13(b) of the Federal Deposit
                                       Insurance Act (12 U.S.C. 1813).

                           (i)  [   ]  A church plan that is excluded from the
                                       definition of an investment company under
                                       Section 3(c)(14) of the Investment
                                       Company Act of 1940 (15 U.S.C. 80a-3).

                           (j)  [   ]  A group, in accordance with Section
                                       240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  Home Loan Financial Corporation Employee Stock Ownership Plan

                  (a)      Amount Beneficially Owned:
                           260,391*

                  (b)      Percent of Class:
                           15.42%*

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    -0-

                           (ii)     shared power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                    -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                    260,391*

                  First Bankers Trust Services, Inc.

                  (a)      Amount Beneficially Owned:
                           260,391*

                  (b)      Percent of Class:
                           15.42%*

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    72,811*

                           (ii)     shared power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of:
                                    -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                    260,391*

         *All numbers are as of December 31, 2004.

         As of December 31, 2004 there were 260,391 shares owned by the Home Loan Financial Corporation Employee Stock Ownership Plan (the "Plan"). Under the terms of the Plan, the Trustee votes all of the shares allocated to the accounts of Plan participants as directed by the participants to whose accounts such shares have been allocated. The Trustee has sole voting power with respect to unallocated shares.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Inapplicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable

Item 9.           Notice of Dissolution of Group:

                  Inapplicable

Item 10.          Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              FIRST BANKERS TRUST SERVICES, INC.


Date: 2/11/05                                 By: /s/ Linda Shultz
     ----------------------                       ------------------------------
                                                  Name: Linda Shultz
                                                  Title: Trust Officer



                                              HOME LOAN FINANCIAL CORPORATION
                                              EMPLOYEE STOCK OWNERSHIP PLAN

                                              By: First Bankers Trust Services,
                                                  Inc., Trustee


Date: 2/11/05                                 By: /s/ Linda Shultz
     ----------------------                       ------------------------------
                                                  Name: Linda Shultz
                                                  Title: Trust Officer

                                    EXHIBIT A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


         The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Home Loan Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.


                                              FIRST BANKERS TRUST SERVICES, INC.


Date:  2/11/05                                By:/s/ Linda Shultz
     ----------------------                      -------------------------------
                                                 Name: Linda Shultz
                                                 Title: Trust Officer



                                              HOME LOAN FINANCIAL CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN

                                              By: First Bankers Trust Services
                                                  Inc., Trustee


Date: 2/11/05                                 By: /s/ Linda Shultz
     ----------------------                       ------------------------------
                                                  Name: Linda Shultz
                                                  Title: Trust Officer

520693





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